Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

November 1, 2022

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended October 1, 2022 and October 2, 2021, in millions of dollars except share and per share amounts (unaudited).

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net sales	$2,895	$2,276	$8,577	$6,765
Operating income	$155	$112	$493	$369
Net earnings attributable to Seaboard	$146	$94	$357	$449

Earnings per common share	$125.78	$81.50	$307.55	$387.09
Average number of shares outstanding	1,160,779	1,160,779	1,160,779	1,160,779
Dividends declared per common share	$2.25	$2.25	$6.75	$6.75

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 21, 2022 to stockholders of record at the close of business on November 11, 2022.